Exhibit 107

CALCULATION OF REGISTRATION FEE TABLE

Form S-1

Iveda Solutions, Inc.

Table 1 – Newly Registered Securities

Title of Each Class of Securities to be Registered(6)	Proposed Maximum Aggregate Offering Price(1) (2)	Amount of Registration Fee(7)
Common Stock, par value $0.00001 per share	$9,200,000	$852.84
Warrants to purchase common stock(3)	-	-
Common Stock issuable upon exercise of Warrants(4)	9,200,000	852.84
Underwriter’s Warrants to purchase common stock (3)(5)	-	-
Common Stock issuable upon exercise of Underwriter’s Warrants(5)	736,000	68.23
Total	$19,136,000	$1,773.91

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
(2)	Includes the price of additional shares of common stock and/or warrants that the underwriters have the option to purchase pursuant to the exercise of their over-allotment option.
(3)	Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is required for the warrants registered hereby.
(4)	Based on a per share exercise price for the Warrants of not less than 100% of the public offering price of the common stock and accompanying warrant in this offering.
(5)	The Registrant has agreed to issue to the representative of the underwriters, warrants to purchase that number of common stock equal to an aggregate of eight percent (8%) of the common stock sold in the offering (including 8% of any common stock purchased upon exercise of the over-allotment option). The exercise price of the warrants is equal to 110% of the offering price of the common stock and accompanying warrant offered hereby.
(6)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares as may be issued or issuable because of stock splits, stock dividends and similar transactions.
(7)	The Registrant previously paid $2,225.94 on December 310, 2021.